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                                                                      EXHIBIT 21

                     SIGNIFICANT SUBSIDIARIES OF REGISTRANT

     Active subsidiaries of Access Beyond, Inc. as of July 31, 1997, are listed below. The names of certain subsidiaries, which are considered in the aggregate would not constitute a significant subsidiary, have been omitted.

                                                                        STATE OR
                                                                         COUNTRY
                                   NAME                              OF ORGANIZATION
        -----------------------------------------------------------  ---------------
        Access Beyond, Ltd.........................................  United Kingdom
        Penril Technologies, Inc...................................  Delaware